Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 25, 2015, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of FARO Technologies, Inc. on Form 10-K for the year ended December 31, 2014. We hereby consent to the incorporation by reference of said reports in the Registration Statements of FARO Technologies, Inc. and subsidiaries on Form S-3 (File No. 333-185654) and on Forms S-8 (File No. 333-197762, File No. 333-160660, and File No. 333-125021).

/s/ GRANT THORNTON LLP

Orlando, Florida

February 25, 2015